Investors Bancorp, Inc. Announces Second Quarter Financial Results

SHORT HILLS, N.J., July 25, 2012 /PRNewswire/ -- Investors Bancorp, Inc. (NASDAQ: ISBC) ("Company"), the holding company for Investors Bank ("Bank"), reported net income of $24.0 million for the three months ended June 30, 2012 compared to net income of $19.6 million for the three months ended June 30, 2011. Net income for the six months ended June 30, 2012 was $ 42.9 million compared to net income of $37.8 million for the six months ended June 30, 2011. Basic and diluted earnings per share were $0.22 for the three months ended June 30, 2012 compared to $0.18 for the three months ended June 30, 2011. Basic and diluted earnings per share were $0.40 for the six months ended June 30, 2012 compared to $0.35 for the six months ended June 30, 2011. The results for the six months ended June 30, 2012 include approximately $6 million in one-time expenses related to the acquisition of Brooklyn Federal Savings Bank.

Kevin Cummings, President and CEO commented on the quarter's results, "Earnings this quarter were strong as loan and deposit growth continue. I am also pleased to report that return on average tangible equity surpassed 10% this quarter - a significant milestone for our company."

Mr. Cummings continued, "We are mindful of the continued uncertainty of the current economic environment and remain focused on asset quality and expense control. This is reflected in our efficiency ratio and the level of non-performing loans."

The following represents performance highlights and significant events that occurred during the period:

  The Company signed a definitive agreement to acquire Marathon Banking Corporation and its subsidiary Marathon National Bank of New York. This transaction enhances the Company's New York franchise.
  Net loans increased $386.2 million, or 4.4%, to $9.18 billion at June 30, 2012 from $8.79 billion at December 31, 2011.
  Deposits increased by $540.6 million, or 7.3% to $7.90 billion at June 30, 2012 from $7.36 billion at December 31, 2011. Core deposits increased $782.2 million or 19.5% since year end.
  Net interest margin for the three months ended June 30, 2012 was 3.40%. This represents a decrease of 6 basis points compared to prior year and a 7 basis points increase from prior quarter.
  Efficiency ratio was 43.94% for the three months ended June 30, 2012.
  The Company maintains a strong tangible capital ratio of 8.48% and is considered well capitalized under regulatory guidelines.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $4.3 million, or 3.6%, to $122.9 million for the three months ended June 30, 2012 from $118.7 million for the three months ended June 30, 2011. This increase is attributed to the average balance of interest-earning assets increasing $1.25 billion, or 13.1%, to $10.8 billion for the three months ended June 30, 2012 from $9.52 billion for the three months ended June 30, 2011. This was partially offset by the weighted average yield on interest-earning assets decreasing 42 basis points to 4.57% for the three months ended June 30, 2012 compared to 4.99% for the three months ended June 30, 2011.

Interest income on loans increased by $3.4 million, or 3.2%, to $112.3 million for the three months ended June 30, 2012 from $108.8 million for the three months ended June 30, 2011, reflecting an $718.7 million, or 8.6%, increase in the average balance of net loans to $9.04 billion for the three months ended June 30, 2012 from $8.32 billion for the three months ended June 30, 2011. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $633.0 million and $167.6 million respectively as we continue to focus on diversifying our loan portfolio by adding more multi-family loans and commercial real estate loans. In addition, we recorded $2.2 million in loan prepayment penalties as interest income for the three months ended June 30, 2012 compared to $1.0 million for the three months ended June 30, 2011. This was partially offset by a 26 basis point decrease in the average yield on net loans to 4.97% for the three months ended June 30, 2012 from 5.23% for the three months ended June 30, 2011, as lower rates on new and refinanced loans reflect the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, increased by $820,000, or 8.3%, to $10.7 million for the three months ended June 30, 2012 from $9.8 million for the three months ended June 30, 2011. This increase reflected a $526.8 million increase in the average balance of all other interest-earning assets, excluding loans, to $1.73 billion for the three months ended June 30, 2012 from $1.20 billion for the three months ended June 30, 2011. This was partially offset by the weighted average yield on interest-earning assets, excluding loans, decreasing by 81 basis points to 2.47% for the three months ended June 30, 2012 compared to 3.28% for the three months ended June 30, 2011 reflecting the lower interest rate environment.

Total interest and dividend income increased by $11.8 million, or 5.1%, to $244.2 million for the six months ended June 30, 2012 from $232.4 million for the six months ended June 30, 2011. This increase is attributed to the average balance of interest-earning assets increasing $1.28 billion, or 13.6%, to $10.65 billion for the six months ended June 30, 2012 from $9.38 billion for the six months ended June 30, 2011. This was partially offset by the weighted average yield on interest-earning assets decreasing 38 basis points to 4.58% for the six months ended June 30, 2012 compared to 4.96% for the six months ended June 30, 2011.

Interest income on loans increased by $10.2 million, or 4.8%, to $222.5 million for the six months ended June 30, 2012 from $212.3 million for the six months ended June 30, 2011, reflecting an $794.4 million, or 9.7%, increase in the average balance of net loans to $8.98 billion for the six months ended June 30, 2012 from $8.18 billion for the six months ended June 30, 2011. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $637.1 million and $162.1 million, respectively as we continue to focus on diversifying our loan portfolio by adding more multi-family loans and commercial real estate loans. In addition, we recorded $3.3 million in loan prepayment penalties as interest income for the six months ended June 30, 2012 compared to $1.4 million for the six months ended June 30, 2011. This was partially offset by a 23 basis point decrease in the average yield on net loans to 4.96% for the six months ended June 30, 2012 from 5.19% for the six months ended June 30, 2011, as lower rates on new and refinanced loans reflect the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, increased by $1.6 million, or 7.9%, to $21.6 million for the six months ended June 30, 2012 from $20.0 million for the six months ended June 30, 2011. This increase reflected a $483.1 million increase in the average balance of all other interest-earning assets, excluding loans, to $1.68 billion for the six months ended June 30, 2012 from $1.19 billion for the six months ended June 30, 2011. This was partially offset by the weighted average yield on interest-earning assets, excluding loans, decreasing by 78 basis points to 2.58% for the six months ended June 30, 2012 compared to 3.36% for the six months ended June 30, 2011 reflecting the current interest rate environment.

Interest Expense

Total interest expense decreased by $4.9 million, or 13.5%, to $31.4 million for the three months ended June 30, 2012 from $36.3 million for the three months ended June 30, 2011. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 38 basis points to 1.31% for the three months ended June 30, 2012 compared to 1.69% for the three months ended June 30, 2011. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.0 billion, or 12.2%, to $9.60 billion for the three months ended June 30, 2012 from $8.56 billion for the three months ended June 30, 2011.

Interest expense on interest-bearing deposits decreased $3.4 million, or 17.3% to $16.4 million for the three months ended June 30, 2012 from $19.8 million for the three months ended June 30, 2011. This decrease is attributed to a 34 basis point decrease in the average cost of interest-bearing deposits to 0.89% for the three months ended June 30, 2012 from 1.23% for the three months ended June 30, 2011 as deposit rates reflect this lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $875.1 million, or 13.5% to $7.34 billion for the three months ended June 30, 2012 from $6.47 billion for the three months ended June 30, 2011. Core deposit accounts- savings, checking and money market, outpaced average total interest-bearing deposit growth as average core deposits increased $1.06 billion.

Interest expense on borrowed funds decreased by $1.5 million, or 8.9%, to $15.0 million for the three months ended June 30, 2012 from $16.4 million for the three months ended June 30, 2011. This decrease is attributed to the average cost of borrowed funds decreasing 49 basis points to 2.65% for the three months ended June 30, 2012 from 3.14% for the three months ended June 30, 2011 as maturing borrowings repriced to lower interest rates. This was partially offset by the average balance of borrowed funds increasing by $169.1 million or 8.1%, to $2.26 billion for the three months ended June 30, 2012 from $2.09 billion for the three months ended June 30, 2011.

Total interest expense decreased by $7.3 million, or 10.2%, to $64.9 million for the six months ended June 30, 2012 from $72.2 million for the six months ended June 30, 2011. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 36 basis points to 1.36% for the six months ended June 30, 2012 compared to 1.72% for the six months ended June 30, 2011. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.10 billion, or 13.1%, to $9.52 billion for the six months ended June 30, 2012 from $8.42 billion for the six months ended June 30, 2011.

Interest expense on interest-bearing deposits decreased $5.1 million, or 12.8% to $34.7 million for the six months ended June 30, 2012 from $39.8 million for the six months ended June 30, 2011. This decrease is attributed to a 29 basis point decrease in the average cost of interest-bearing deposits to 0.94% for the six months ended June 30, 2012 from 1.23% for the six months ended June 30, 2011 as deposit rates reflect the lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $899.5 million, or 13.9% to $7.35 billion for the six months ended June 30, 2012 from $6.46 billion for the six months ended June 30, 2011. Core deposit accounts- savings, checking and money market, outpaced average total interest-bearing deposit growth as average core deposits increased $978.9 million.

Interest expense on borrowed funds decreased by $2.3 million, or 7.0%, to $30.1 million for the six months ended June 30, 2012 from $32.4 million for the six months ended June 30, 2011. This decrease is attributed to the average cost of borrowed funds decreasing 51 basis points to 2.79% for the six months ended June 30, 2012 from 3.30% for the six months ended June 30, 2011 as maturing borrowings repriced to lower interest rates. This was partially offset by the average balance of borrowed funds increasing by $201.3 million or 10.3%, to $2.16 billion for the six months ended June 30, 2012 from $1.96 billion for the six months ended June 30, 2011.

Net Interest Income

Net interest income increased by $9.1 million, or 11.1%, to $91.6 million for the three months ended June 30, 2012 from $82.4 million for the three months ended June 30, 2011. The increase was primarily due to the average balance of interest earning assets increasing $1.25 billion to $10.76 billion at June 30, 2012 compared to $9.52 billion at June 30, 2011, as well as a 38 basis point decrease in our cost of interest-bearing liabilities to 1.31% for the three months ended June 30, 2012 from 1.69% for the three months ended June 30, 2011. These were partially offset by the average balance of our interest earning liabilities increasing $1.04 billion to $9.60 billion at June 30, 2012 compared to $8.56 billion at June 30, 2011, as well as the yield on our interest-earning assets decreasing 42 basis points to 4.57% for the three months ended June 30, 2012 from 4.99% for the three months ended June 30, 2011. While the yield on our interest earning assets declined due to the lower interest rate environment, our cost of funds also continued to fall resulting in our net interest margin decreasing by 6 basis points from 3.46% for the three months ended June 30, 2011 to 3.40% for the three months ended June 30, 2012.

Net interest income increased by $19.1 million, or 12.0%, to $179.3 million for the six months ended June 30, 2012 from $160.2 million for the six months ended June 30, 2011. The increase was primarily due to the average balance of interest earning assets increasing $1.28 billion to $10.65 billion at June 30, 2012 compared to $9.38 billion at June 30, 2011, as well as a 36 basis point decrease in our cost of interest-bearing liabilities to 1.36% for the six months ended June 30, 2012 from 1.72% for the six months ended June 30, 2011. These were partially offset by the average balance of our interest earning liabilities increasing $1.10 billion to $9.52 billion at June 30, 2012 compared to $8.42 billion at June 30, 2011, as well as the yield on our interest-earning assets decreasing 38 basis points to 4.58% for the six months ended June 30, 2012 from 4.96% for the six months ended June 30, 2011. While the yield on our interest earning assets declined due to the lower interest rate environment, our cost of funds also continued to fall resulting in our net interest margin decreasing by 5 basis points from 3.42% for the six months ended June 30, 2011 to 3.37% for the six months ended June 30, 2012.

Provision for Loan Losses

Our provision for loan losses was $19.0 million for the three months ended June 30, 2012 compared to $18.5 million for the three months ended June 30, 2011. For the three months ended June 30, 2012, net charge-offs were $14.0 million compared to $10.4 million for the three months ended June 30, 2011. For the six months ended June 30, 2012, our provision for loan losses was $32.0 million compared to $35.5 million for the six months ended June 30, 2011. For the six months ended June 30, 2012, net charge-offs were $20.8 million compared to $19.5 million for the six months ended June 30, 2011.

The following table sets forth non-accrual loans and accruing past due loans on the dates indicated as well as certain asset quality ratios:

	June 30,		March 31,		December 30,		September 30,		June 30,
	2012		2012		2011		2011		2011
	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount
			(Dollars in millions)

Accruing past due loans:
30 to 59 days past due:
Residential and consumer	65	$ 16.3	65	$ 14.9	80	$ 19.1	75	$ 18.8	84	$ 18.0
Construction	-	-	-	-	1	0.7	1	1.5	1	6.3
Multi-family	4	4.6	2	16.0	2	0.8	1	0.7	1	1.4
Commercial real estate	1	0.2	2	1.8	2	1.5	1	0.1	5	6.0
Commercial and industrial	-	-	-	-	-	-	1	0.1	-	-
Total 30 to 59 days past due	70	21.1	69	32.7	85	22.1	79	21.2	91	31.7
60 to 89 days past due:
Residential and consumer	40	8.4	25	4.4	33	10.0	36	9.8	32	6.0
Construction	1	0.2	-	-	-	-	-	-	-	-
Multi-family	-	-	-	-	4	6.2	-	-	1	2.5
Commercial real estate	-	-	-	-	-	-	1	0.3	2	1.6
Commercial and industrial	3	3.3	1	0.7	-	-	1	0.4	1	0.1
Total 60 to 89 days past due	44	11.9	26	5.1	37	16.2	38	10.5	36	10.2
Total accruing past due loans	114	$ 33.0	95	$ 37.8	122	$ 38.3	117	$ 31.7	127	$ 41.9

Non-accrual:
Residential and consumer	328	$ 81.7	328	$ 86.1	321	$ 85.0	300	$ 79.5	285	$ 78.6
Construction	15	$ 51.4	16	57.2	15	57.1	25	75.4	24	80.1
Multi-family	6	$ 13.3	4	6.2	-	-	2	0.7	2	0.7
Commercial real estate	1	$ 1.2	2	0.4	1	0.1	11	5.7	8	3.9
Commercial and industrial	2	$ 0.8	-	-	-	-	4	0.7	3	0.6
Total Non-accrual Loans	352	$ 148.4	350	$ 149.9	337	$ 142.2	342	$ 162.0	322	$ 163.9
Accruing troubled debt restructured loans	17	$ 8.9	15	$ 8.4	15	$ 10.5	15	$ 10.5	15	$ 10.5

Non-accrual loans to total loans		1.60%		1.64%		1.60%		1.82%		1.91%
Allowance for loan loss as a
percent of non-accrual
loans		86.58%		82.53%		82.44%		71.89%		65.32%
Allowance for loan losses as a
percent of total loans		1.38%		1.35%		1.32%		1.31%		1.25%

Total non-accrual loans increased $6.2 million to $ 148.4 million at June 30, 2012 compared to $142.2 million at December 31, 2011. At June 30, 2012, there were $20.1 million of loans deemed trouble debt restructurings, of which $8.9 million were accruing and $11.2 million were on non-accrual. Additionally, at June 30, 2012, a $6.5 million multi-family loan that was 60 days delinquent was place on non-accrual.

The allowance for loan losses increased by $11.2 million to $128.4 million at June 30, 2012 from $117.2 million at December 31, 2011. The increase in our allowance for loan losses is due to the increased inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; and the level of non-performing loans and delinquent loans caused by the adverse economic conditions in our lending area and the continued growth in the multi-family and commercial real estate loan portfolios. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the impact of the deterioration of the real estate and economic environments in our lending area.

Non-Interest Income

Total non-interest income increased by $ 4.4 million, or 71.5% to $10.6 million for the three months ended June 30, 2012 from $6.2 million for the three months ended June 30, 2011. The increase is primarily attributed to the gain on the sale of loans increasing $3.1 to $4.8 million, and a $928,000 increase in other non-interest income primarily from the fees associated with the sale of non-deposit investment products. In addition, fees and service charges relating primarily to the servicing of third party loan portfolios as well as fees from commercial deposit and loan accounts increased $ 413,000 to $4.2 million for the three months ended June 30, 2012.

Total non-interest income increased by $7.9 million, or 61.1% to $ 20.9 million for the six months ended June 30, 2012 from $ 13.0 million for the six months ended June 30, 2011. The increase is primarily attributed to the gain on the sale of loans increasing $4.8 to $8.7 million, and a $1.7 million increase in other non-interest income primarily from the fees associated with the sale of non-deposit investment products. In addition, fees and service charges relating primarily to the servicing of third party loan portfolios as well as fees from commercial deposit and loan accounts increased $1.6 million to $9.2 million for the six months ended June 30, 2012.

Non-Interest Expenses

Total non-interest expenses increased by $5.0 million, or 12.6%, to $44.9 million for the three months ended June 30, 2012 from $39.9 million for the three months ended June 30, 2011. Compensation and fringe benefits increased $4.0 million primarily as a result of the staff additions to support our continued growth, including employees from the acquisition of Brooklyn Federal, and normal merit increases. Data processing expenses increased $830,000 primarily due to the growth in the number of accounts and branches. These increases were partially offset by a $750,000 decrease in our FDIC insurance premium due to the implementation of FDIC assessment regulations finalized in July 2011.

Total non-interest expenses increased by $20.9 million, or 26.6%, to $99.3 million for the six months ended June 30, 2012 from $78.5 million for the six months ended June 30, 2011. Compensation and fringe benefits increased $8.3 million primarily as a result of the staff additions to support our continued growth, including employees from the acquisition of Brooklyn Federal, as well as normal merit increases and $1.4 million in acquisition related expenses of Brooklyn Federal. Occupancy expense increased $3.6 million as a result of a one-time charge of $3.0 million for the early termination of certain leased facilities and the costs associated with expanding our branch network. Data processing expenses increased $3.4 million primarily due to increased volume of accounts and a one-time charge of $1.5 million for the termination of a Brooklyn Federal data processing contract.

Income Taxes

Income tax expense was $14.3 million for the three months ended June 30, 2012, representing a 37.35% effective tax rate compared to income tax expense of $10.6 million for the three months ended June 30, 2011 representing a 35.08% effective tax rate.

Income tax expense was $26.0 million for the six months ended June 30, 2012, representing a 37.72% effective tax rate compared to income tax expense of $21.3 million for the six months ended June 30, 2011 representing a 36.05% effective tax rate.

Balance Sheet Summary

Total assets increased by $780.0 million, or 7.3%, to $11.48 billion at June 30, 2012 from $10.70 billion at December 31, 2011. This increase was largely the result of net loans, including loans held for sale increasing $401.1 million to $9.21 billion at June 30, 2012 from $8.81 billion at December 31, 2011 and a $339.8 million increase in total available for sale securities to $1.32 billion at June 30, 2012 from $983.7 million at December 31, 2011.

Net loans, including loans held for sale, increased by $401.1 million, or 4.6%, to $9.21 billion at June 30, 2012 from $8.81 billion at December 31, 2011. This increase in loans reflects our continued focus on generating multi-family and commercial real estate loans, which was partially offset by pay downs and payoffs of loans. The loans we originate and purchase are on properties located primarily in New Jersey and New York.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage Co. For the six months ended June 30, 2012, Investors Home Mortgage Co. originated $781.4 million in residential mortgage loans of which $404.8 million were sold to third party investors and $376.6 million were added to our portfolio. We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the six months ended June 30, 2012, we purchased loans totaling $301.3 million from these entities. In addition, we acquired $177.5 million in loans from Brooklyn Federal and subsequently sold $49.4 million of commercial real estate loans and $37.9 million of commercial real estate loans on a pass through basis to a third party.

For the six months ended June 30, 2012, we originated $437.5 million in multi-family loans, $205.2 million in commercial real estate loans, $36.2 million in commercial and industrial loans, $37.0 million in consumer and other loans and $25.5 million in construction loans.

At June 30, 2012, total loans were $9.29 billion and included $4.98 billion in residential loans, $2.17 billion in multi-family loans, $1.52 billion in commercial real estate loans, $264.0 million in construction loans, $237.5 million in consumer and other loans and $127.8 million in commercial and industrial loans.

Securities, in the aggregate, increased by $272.2 million, or 21.4%, to $1.54 billion at June 30, 2012, from $1.27 billion at December 31, 2011. The increase in the portfolio was primarily due to the purchase of $481.7 million of agency issued mortgage backed securities, and the purchase of $3.0 million in US government and agencies, partially offset by sales of normal pay downs or maturities during the six months ended June 30, 2012.

Goodwill increased $17.4 million primarily as a result of the Brooklyn Federal acquisition. The amount of stock we own in the Federal Home Loan Bank (FHLB) increased by $14.7 million from $116.8 million at December 31, 2011 to $131.5 million at June 30, 2012 as a result of an increase in our level of borrowings at June 30, 2012. There was a $1.9 million reduction in bank owned life insurance as a result of death benefit payouts.

Deposits increased by $540.6 million, or 7.3%, to $7.90 billion at June 30, 2012 from $7.36 billion at December 31, 2011. This was attributed to an increase in core deposits of $782 million or 19.5%, partially offset by a $241.5 million decrease in certificates of deposit.

Borrowed funds increased $110.2 million, or 4.9%, to $2.37 billion at June 30, 2012 from $2.26 billion at December 31, 2011 to fund our asset growth.

Stockholders' equity increased $57.4 million to $1.02 billion at June 30, 2012 from $967.4 million at December 31, 2011. The increase is primarily attributed to the $42.9 million of net income for the six months ended June 30, 2012, $7.6 million as a result of the acquisition of Brooklyn Federal and $1.8 million of compensation cost related to equity incentive plans.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and as of June 30, 2012 eighty-seven branch offices located throughout northern and central New Jersey and New York.

Earnings Conference Call July 26, 2012 at 11:00 a.m. (ET)

The Company, as previously announced, will host an earnings conference call Thursday, July 26, 2012 at 11:00 a.m. (ET). The toll-free dial-in number is: (877) 317-6789. A telephone replay will be available on July 26, 2012 from 1:00 p.m. (ET) through October 31, 2012, 9:00 a.m. (ET). The replay number is (877) 344-7529 password 10012120. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
June 30, 2012 and December 31, 2011
		June, 30		December 31,
Assets	2012		2011
		(In thousands)
Cash and cash equivalents	$112,269		90,139
Securities available-for-sale, at estimated fair value	1,323,499		983,715
Securities held-to-maturity, net (estimated fair value of
$238,756 and $311,860 at June 30, 2012
and December 31, 2011, respectively)		220,057		287,671
Loans receivable, net	9,180,402		8,794,211
Loans held-for-sale	33,728		18,847
Federal Home Loan Bank stock	131,526		116,813
Accrued interest receivable	39,783		40,063
Other real estate owned	8,205		3,081
Office properties and equipment, net	75,668		60,555
Net deferred tax asset	136,402		133,526
Bank owned life insurance	111,000		112,990
Intangible assets	56,591		39,225
Other assets	52,442		20,749
Total assets		$11,481,572		10,701,585
Liabilities and Stockholders' Equity
Liabilities:
Deposits		$7,902,648		7,362,003
Borrowed funds		2,365,700		2,255,486
Advance payments by borrowers for taxes and insurance		51,722		43,434
Other liabilities		136,597		73,222
Total liabilities		10,456,667		9,734,145
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares;
none issued		—		—
Common stock, $0.01 par value, 200,000,000 shares authorized;
118,020,280 issued; 111,905,861 and 110,937,672 outstanding
at June 30, 2012 and December 31, 2011, respectively		532		532
Additional paid-in capital		531,747		536,408
Retained earnings		604,604		561,596
Treasury stock, at cost; 6,114,419 and 7,082,608 shares at
June 30, 2012 and December 31, 2011, respectively		(73,817)		(87,375)
Unallocated common stock held by the employee stock
ownership plan		(31,906)		(32,615)
Accumulated other comprehensive loss		(6,255)		(11,106)
Total stockholders' equity		1,024,905		967,440
Total liabilities and stockholders' equity		$11,481,572		10,701,585

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$112,277	108,837	222,529	212,318
Securities:
Government-sponsored enterprise obligations	4	98	11	267
Mortgage-backed securities	8,125	7,570	16,419	15,145
Municipal bonds and other debt	1,255	1,272	2,513	2,628
Interest-bearing deposits	7	6	21	23
Federal Home Loan Bank stock	1,263	894	2,654	1,976
Total interest and dividend income	122,931	118,677	244,147	232,357
Interest expense:
Deposits	16,406	19,833	34,739	39,821
Secured borrowings	14,971	16,429	30,123	32,384
Total interest expense	31,377	36,262	64,862	72,205
Net interest income	91,554	82,415	179,285	160,152
Provision for loan losses	19,000	18,500	32,000	35,500
Net interest income after provision
for loan losses	72,554	63,915	147,285	124,652
Non-interest income
Fees and service charges	4,217	3,804	9,183	7,582
Income on bank owned life insurance	550	1,067	1,214	1,716
Gain on loan transactions, net	4,794	1,655	8,683	3,910
(Loss) gain on securities transactions	72	(341)	30	(318)
Loss on sale of other real estate owned, net	(71)	(106)	(71)	(106)
Other income	1,018	90	1,896	206
Total non-interest income	10,580	6,169	20,935	12,990
Non-interest expense
Compensation and fringe benefits	24,609	20,624	51,020	42,674
Advertising and promotional expense	1,929	1,389	3,441	2,766
Office occupancy and equipment expense	7,402	7,637	17,473	13,866
Federal insurance premiums	1,950	2,700	3,900	5,400
Stationery, printing, supplies and telephone	865	841	2,081	1,630
Professional fees	1,442	1,148	5,884	2,159
Data processing service fees	2,962	2,132	7,511	4,064
Other operating expenses	3,717	3,386	8,021	5,914
Total non-interest expenses	44,876	39,857	99,331	78,473
Income before income tax expense	38,258	30,227	68,889	59,169
Income tax expense	14,292	10,604	25,988	21,332
Net income	$23,966	19,623	42,901	37,837
Basic earnings per share	$0.22	0.18	0.40	0.35
Diluted earnings per share	0.22	0.18	0.40	0.35
Weighted average shares outstanding
Basic	107,374,863	108,482,969	107,316,336	108,525,151
Diluted	107,573,128	108,730,300	107,491,267	108,696,361

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	June 30, 2012			June 30, 2011
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
			(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$ 86,690	$ 7	0.03%	$ 65,556	$ 6	0.04%
Securities available-for-sale	1,278,226	6,053	1.89%	641,283	3,856	2.41%
Securities held-to-maturity	234,488	3,337	5.69%	392,104	5,084	5.19%
Net loans	9,038,667	112,277	4.97%	8,320,014	108,837	5.23%
Federal Home Loan Bank stock	126,447	1,263	4.00%	100,140	894	3.57%
Total interest-earning assets	10,764,518	122,937	4.57%	9,519,097	118,677	4.99%
Non-interest earning assets	472,632			403,903
Total assets	$ 11,237,150			$ 9,923,000

Interest-bearing liabilities:
Savings	$ 1,486,569	$ 1,989	0.54%	$ 1,218,472	$ 2,433	0.80%
Interest-bearing checking	1,337,777	1,649	0.49%	989,673	1,377	0.56%
Money market accounts	1,301,734	2,072	0.64%	856,997	1,678	0.78%
Certificates of deposit	3,214,617	10,696	1.33%	3,400,451	14,345	1.69%
Borrowed funds	2,261,258	14,971	2.65%	2,092,137	16,429	3.14%
Total interest-bearing liabilities	9,601,955	31,377	1.31%	8,557,730	36,262	1.69%
Non-interest bearing liabilities	623,525			435,619
Total liabilities	10,225,480			8,993,349
Stockholders' equity	1,011,670			929,651
Total liabilities and stockholders' equity	$ 11,237,150			$ 9,923,000

Net interest income		$ 91,560			$ 82,415

Net interest rate spread			3.26%			3.29%

Net interest earning assets	$ 1,162,563.00			$ 961,367

Net interest margin			3.40%			3.46%

Ratio of interest-earning assets to total interest-
bearing liabilities	1.12	X		1.11	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Six Months Ended
	June 30, 2012			June 30, 2011
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
			(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$ 87,984	$ 21	0.05%	$ 68,288	$ 23	0.07%
Securities available-for-sale	1,216,302	11,945	1.96%	612,927	7,178	2.34%
Securities held-to-maturity	251,836	7,004	5.56%	420,976	10,862	5.16%
Net loans	8,977,328	222,529	4.96%	8,182,968	212,318	5.19%
Federal Home Loan Bank stock	119,603	2,654	4.44%	90,427	1,976	4.37%
Total interest-earning assets	10,653,053	244,153	4.58%	9,375,586	232,357	4.96%
Non-interest earning assets	473,151			407,344
Total assets	$ 11,126,204			$ 9,782,930

Interest-bearing liabilities:
Savings	$ 1,447,078	$ 3,962	0.55%	$ 1,209,551	$ 4,994	0.83%
Interest-bearing checking	1,336,786	3,349	0.50%	1,000,641	2,823	0.56%
Money market accounts	1,261,608	4,159	0.66%	856,332	3,408	0.80%
Certificates of deposit	3,309,928	23,269	1.41%	3,389,333	28,596	1.69%
Borrowed funds	2,162,347	30,123	2.79%	1,961,010	32,384	3.30%
Total interest-bearing liabilities	9,517,747	64,862	1.36%	8,416,867	72,205	1.72%
Non-interest bearing liabilities	611,742			446,483
Total liabilities	10,129,489			8,863,350
Stockholders' equity	996,715			919,580
Total liabilities and stockholders' equity	$ 11,126,204			$ 9,782,930

Net interest income		$ 179,291			$ 160,152

Net interest rate spread			3.21%			3.23%

Net interest earning assets	$ 1,135,306			$ 958,719

Net interest margin			3.37%			3.42%

Ratio of interest-earning assets to total interest-
bearing liabilities	1.12	X		1.11	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	June 30,
	2012	2011

Return on average assets	0.85%	0.79%
Return on average equity	9.48%	8.44%
Return on average tangible equity	10.03%	8.82%
Interest rate spread	3.26%	3.29%
Net interest margin	3.40%	3.46%
Efficiency ratio	43.94%	44.61%
Non-interest expense to average total assets	1.60%	1.61%
Average interest-earning assets to average
interest-bearing liabilities	1.12	1.11

	For the Six Months Ended
	June 30,
	2012	2011

Return on average assets	0.77%	0.77%
Return on average equity	8.61%	8.23%
Return on average tangible equity	9.12%	8.60%
Interest rate spread	3.21%	3.24%
Net interest margin	3.37%	3.42%
Efficiency ratio	49.61%	45.13%
Non-interest expense to average total assets	1.79%	1.59%
Average interest-earning assets to average
interest-bearing liabilities	1.12	1.11

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	June 30,	December 31,
	2012	2011

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.44%	1.46%
Non-performing loans as a percent of total loans	1.69%	1.72%
Allowance for loan losses as a percent of non-accrual loans	86.58%	82.44%
Allowance for loan losses as a percent of total loans	1.38%	1.32%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	12.73%	12.91%
Tier 1 risk-based capital (to risk weighted assets) (1)	11.47%	11.65%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	8.07%	8.21%
Equity to total assets (period end)	8.93%	9.04%
Average equity to average assets	8.96%	9.26%
Tangible capital (to tangible assets)	8.48%	8.71%
Book value per common share	$ 9.43	$8.98

Other Data:
Number of full service offices	87	81
Full time equivalent employees	1,035	959

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.

CONTACT: Domenick Cama, ISBC, +1-973-924-5105, dcama@myinvestorsbank.com